EXHIBIT 99.1

Tauriga Sciences Inc. Signs Exclusive North American License Agreement With Green Innovations Inc. for Commercialization of Bamboo-Based "Tree-Free" Products Including Hospital Grade Biodegradable Disinfectant Wipes

SAN FRANCISCO, June 4, 2013 (GLOBE NEWSWIRE) -- Tauriga Sciences Inc. (OTCQB:TAUG) ("Tauriga" or "the Company"), a life sciences company creating a diversified portfolio of medical technology assets, novel medical devices and consumer healthcare, is pleased to announce the execution of an exclusive license agreement ("License Agreement") with Green Hygienics, Inc. ("Green Hygienics"), a wholly-owned subsidiary of Green Innovations Ltd. (OTCQB:GNIN) ("Green Innovations" or "GNIN"), to market bamboo-based 100% tree-free medical products to the North American commercial marketplace. This License Agreement was executed May 31, 2013 and is valid for a duration of 5 years. Under the terms of the License Agreement, Tauriga will realize the potential revenues generated from sales in North America, however the net profits will be split equally (50% each) between the two companies. Additionally, Tauriga shall receive an equity stake in Green Innovations amounting to 625,000 shares of restricted common stock, in consideration for both the paid in capital and joint marketing efforts. Complete terms and conditions of this License Agreement will be disclosed in a Form 8-K to be filed by the Company in the next few days.

The Company anticipates that the initial revenues (pursuant to this License Agreement) will be generated during calendar year 2013; however at this point in time, it is premature to establish any type of revenue or earnings guidance. The initial $65,000 payment from Tauriga (due at signing) has been paid to Green Innovations, so the Company has already acquired 162,500 shares of GNIN and fully expects to acquire the entirety of the 625,000 shares pursuant to the license agreement.

Tauriga's CEO, Seth M. Shaw, stated, "By entering into this License Agreement, the Company has positioned itself to generate revenues through the marketing of a high quality product line with substantial social benefits. After extensive due diligence, management is confident in Green Hygienics' manufacturing infrastructure as well as the potential market acceptance of such products in the marketplace of the North American continent. We are also pleased to become shareholders of Green Innovations, through this agreement, because it bolsters our balance sheet and we believe strongly in the business prospects of their company and management team."

According to the American Hospital Association (AHA), as of 2011, there were 5,724 registered U.S. hospitals and, according to the U.S. Census Bureau Statistical Abstract of the United States: 2012, as of 2009, there were 15,700 nursing homes in the U.S. with approximately 1.4 million residents.

About Tauriga Sciences

Tauriga Sciences, Inc. (OTCQB:TAUG) is a life sciences company that focuses on proprietary biotherapeutics and diagnostics, novel medical devices and consumer healthcare. The mission of the Company is to acquire and build a diversified portfolio of medical technology assets that is capital efficient and of significant value to the shareholders. The Company's business model includes the acquisition of licenses, equity stakes, rights on both an exclusive and non-exclusive basis, and entire businesses. Management is firmly committed to building lasting shareholder value in the short, intermediate, and long terms. The Company's new corporate website can be found at www.taurigasciences.com.

About Green Innovations Ltd.

Green Innovations Ltd. (OTCQB:GNIN), through its wholly-owned subsidiary Green Hygienics, Inc., is the exclusive licensed North American distributor of American Hygienics Corporation's 100% tree-free bamboo-based product line, including personal care and paper-based goods. The Company provides consumers the opportunity to enjoy high-quality and performance eco-friendly goods from dedicated experts that have been producing bamboo products for over a decade, along with the cost-benefit of local raw material manufacturing, and the satisfaction of knowing that by using these products they are doing their part to reduce their carbon footprint and to continue the movement towards a more healthy and sustainable planet.

DISCLAIMER

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on TAUG's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors over which TAUG has little or no control. Such forward-looking statements are made only as of the date of this release, and TAUG assumes no obligation to update forward-looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by TAUG with the Securities and Exchange Commission.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws.

For further information regarding Tauriga Sciences, Inc.

Mr. Seth M. Shaw
Chairman & Chief Executive Officer
Tauriga Sciences, Inc.
www.taurigasciences.com
New York: +1-917-796-9926
Montreal: +1-514-840-3697
Email:  sshaw@tauriga.com